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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
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                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.  SEE Instruction 1(b).
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                 Penn National Gaming, Inc.                    X  Director             10% Owner
     Levy         Robert           P.            PENN                                         ----                 ----
---------------------------------------------------------------------------------------------     Officer (give         Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for      ----        title    ---- (specify
                                                Number of Reporting        Month/Day/Year                  below)       below
                                                Person, if an entity
Two Logan Square, Suite 2525                    (voluntary)                08/31/2002
--------------------------------------------                            --------------------- -----------------  ------------------
                  (Street)                                              5. If Amendment,      7. Individual or Joint/Group Filing
                                                                           Date of Original       (Check Applicable Line)
                                                                           (Month/Day/Year)   _X_Form filed by One Reporting Person
                                                                                              ___Form filed by More than One
  Philadelphia     PA               19103                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)
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Common Stock     08/14/02                   M               1,872     A       3.32                          D
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Common Stock     08/14/02                   M               8,128     A       3.32                          D
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Common Stock     08/23/02                   S               5,000     D      16.85                          D
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Common Stock     08/23/02                   S               5,000     D      17.02       0                  D
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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Non-Qualified Stock
Option (right to buy)                   5.16         01/02/01                                                     01/02/02 01/02/08
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Non-Qualified Stock
Option (right to buy)                  14.84         01/02/02                                                     01/02/03 01/02/09
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Incentive Stock Option
(right to buy)                          3.22         08/14/02                M                           8,128    08/06/99 08/06/05
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Non-Qualified Stock
Option (right to buy)                   3.22         08/14/08                M                           1,827    08/06/99 08/06/05
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7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        Following          (D) or
   Title         Amount or                        Reported           Indi-
                 Number of                        Transaction(s)     rect (I)
                 Shares                           (Instr. 4)         (Instr. 4)
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Common Stock     30,000                            30,000            D
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Common Stock     30,000                            30,000            D
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Common Stock      8,128                                 0            D
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Common Stock      1,872                                 0            D
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Explanation of Responses:






                       /s/ Robert P. Levy                   08/10/02
                       -----------------------------------  -----------
                       **Signature of Reporting Person       Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

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